Exhibit 3.72

AMENDMENT TO THE

BYLAWS

OF

NATIONAL AMBULANCE & OXYGEN SERVICE, INC.

The following amendment to the Bylaws was duly adopted by the sole shareholder of the Corporation as of May 28, 1997:

RESOLVED, that the bylaws of the Corporation be, and they hereby are, amended as set forth on Exhibit B attached hereto, and the Secretary is directed to insert the amendment to the bylaws in the Corporation’s minute book.

EXHIBIT B

1.	Article 2, Section 6 of the Bylaws of the Corporation is amended in its entirety to read as follows:

“Section 6. Consent of Shareholders in Lieu of Meeting. Action required or permitted by law to be taken at a shareholder’s meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all of the shareholders entitled to vote on the action and delivered to the corporation for inclusion in the minutes or filing with the corporate records. A consent signed under this section has the effect of a meeting vote.”

2.	Article 3, Section 1 of the Bylaws of the Corporation is amended in its entirety to read as follows:

“Section 1. The business and affairs of the Corporation shall be managed by or under the direction of its board of directors which shall exercise all the powers of the Corporation and do all the lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.”

The board of directors shall consist of not less than one (1) nor more than fifteen (15) members. The number of directors may be increased or decreased from time to time by resolution of the board of directors, but no decrease in the number of directors shall change the term of any director in office at the time thereof. The directors shall be elected at the annual meeting of shareholders, and each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be shareholders.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and each of the directors so chosen shall hold office until the next annual election and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Any director or the entire board of directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors, and the vacancy in the board of directors caused by the removal may be filled by the shareholders at the time of the removal.”

3.	Article 3, Section 7 of the Bylaws of the Corporation is amended in its entirety to read as follows:

“Section 7. Action of Directors in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of the committee, as the case may be, and the written consent is filed with the minutes of proceedings of the Board of Directors or committee.”

4.	Article 8 of the Bylaws of the Corporation is amended in its entirety to read as follows:

“ARTICLE 8. AMENDMENTS.

Except as may otherwise be provided in the articles of incorporation or the New York Business Corporation Act, these bylaws may be amended or repealed by the board of directors of the Corporation at any regular or special meeting of directors, subject to the shareholders, in amending or repealing a particular bylaw, expressly providing that the board of directors may not amend or repeal that bylaw. The shareholders of the Corporation may amend or repeal these bylaws even though the bylaws may also be amended or repealed by the board of directors.”

FIRST AMENDMENT TO THE

BYLAWS

OF

NATIONAL AMBULANCE & OXYGEN SERVICE, INC.

The following amendment to the Bylaws was duly adopted by the Sole Shareholder of the Corporation as of April 1, 1995:

RESOLVED, that Article 2, Section 1 of the Bylaws of the Corporation be, and it hereby is, deleted in its entirety and the following language substituted therefor:

Section 1. The Board of Directors may determine the place, date and time of the annual meetings of the shareholders, but if no such place, date and time is fixed, the meeting for any calendar year shall be held at the principal office of the Corporation at 10:00 a.m. on the first day in April of each year. If that day is a legal holiday, the meeting shall be held on the next succeeding day which is not a legal holiday. At that meeting, the shareholders entitled to vote shall elect directors and transact such business as may properly be brought before the meeting.

BY-LAWS

of

ARTICLE 1. STOCK.

Section 1. Certificates of Stock shall be issued in numerical order from the Stock Certificate Book, be signed by the President and Secretary and sealed by the Secretary with the corporate seal. A record of each certificate issued shall be kept on the stub thereof.

Section 2. Transfers of stock shall be made only upon the books of the company, and before a new certificate is issued the old certificate must be surrendered for cancellation.

ARTICLE 2. STOCKHOLDERS.

Section 1. The Annual Meeting of the Stockholders of the company shall be held at the principal office of the company in the City of Rochester, New York, on the of each year, at o’clock M., for the election of directors, and for such other business as may properly come before such meeting.

Section 2. Special Meetings of the Stockholders may be called at the principal office of the company, at any time, by resolution of the Board of Directors, or by the President, upon written request of stockholders owning one-third of the outstanding stock.

Section 3. Notice of Meetings, written or printed, for every regular or special meeting of the stockholders shall be prepared and mailed to the last known post-office address of each stockholder not less than ten days before any such meeting; and if for a special meeting such notice shall state the object or objects thereof.

Section 4. A Quorum at any such meeting of the Stockholders shall consist of a majority of the voting stock of the company represented in person or by proxy. A majority of such quorum shall decide any question that may come before the meeting.

Section 5. The election of Directors shall be held at the annual meeting of the stockholders.

Section 7. The Order of Business at any regular meeting of the Board of Directors shall be:

1. Reading and disposal of any unapproved minutes.

2. Reports of officers and committees.

3. Unfinished business.

4. New business.

5. Adjournment.

ARTICLE 4. OFFICERS.

Section 1. The Officers of the Company shall be a president, a vice-president, a secretary and a treasurer who shall be elected for one year and shall hold office until their successors are elected and qualified. The position of secretary and treasurer may be united in one person.

Section 2. The President shall preside at all meetings, shall have general supervision of the affairs of the company, shall sign or countersign all certificates, contracts and other instruments of the company as authorized by the Board of Directors; shall make reports to the directors and stockholders and shall perform all such other duties as are incident to his office or are properly required of him by the Board of Directors. In the absence or disability of the president, the vice-president shall exercise all his functions.

Section 3. The Secretary shall issue notices for all meetings, shall keep the minutes thereof, shall have charge of the seal and the corporate books, shall sign with the president such instruments as require his signature and shall make such reports and perform such other duties as are incident to his office or are properly required of him by the Board of Directors.

Section 4. The Treasurer shall have the custody of all moneys and securities of the company and shall keep regular books of account. He shall sign or countersign such instruments as require his signature, and shall perform all duties incident to his office or that are properly required of him by the Board and shall give bond for the faithful performance of his duties, in such sum and with such sureties as may be required by the Board of Directors.